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                                                                    Exhibit 16.1




September 21,1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Triton PCS Holdings, Inc. and, under the date of March 8, 1999, we reported on the consolidated financial statements of Triton PCS Holdings, Inc. and subsidiaries as of December 31, 1997 and 1998 and for the period from March 6, 1997 (inception) to December 31, 1997 and for year ended December 31,1998. On July 16, 1999, our appointment as principal accountants was terminated. We have read Triton PCS Holdings, Inc.'s statements included under the caption "Change in Accountants" included in the Company's Registration Statement on Form S-1 (Registration Statement No. 333-85149), and we agree with such statements, except that we are not in a position to agree or disagree with Triton PCS Holdings Inc.'s statement that the change was approved by the Board of Directors of the Company nor are we in a position to agree or disagree with Triton PCS Holdings, Inc.'s statement that PricewaterhouseCoopers LLP was not consulted on any items which involved accounting principles of the form of an audit opinion to be issued on the Company's financial statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP